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                                                                    Exhibit 10.1
                                                               Execution Version

                THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of June 1, 2004, by and between Zix Corporation, a Texas corporation (the "Company"), and Daniel S. Nutkis ("Employee"), and amends and restates that certain Employment Agreement, dated December 1, 2003.

                                    RECITALS

      A. The Company desires to provide for the continuing employment by Employee with the Company.

      B. Employee is willing to continue to serve the Company on the terms and conditions provided in this Agreement.

      C. The Company and the Employee are parties to that certain Severance Agreement, dated as of July 1, 2003, between the Company and the Employee (the "Severance Agreement"), which is intended to be cancelled following the execution of this Agreement.

      THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

      1. Employment. The Company shall employ Employee, and Employee accepts such employment, on the terms and conditions set forth in this Agreement.

      2. Term. Subject to Section 8 and the other terms and conditions in this Agreement, the employment of Employee by the Company as provided in Section 1 will be as follows: Employee's employment with the Company shall be on a "full time" basis for the period beginning June 1, 2004, and ending the later of (i) November 30, 2004, or (ii) such later date as the parties may mutually agree. This period of employment is referred to as the period of "full time" employment. Following this period of full time employment, Employee shall be a part time employee of the Company for a period of an additional six months. This period of employment is referred to as the period of "retainer employment." Following the period of retainer employment, the Employee shall be a consultant to the Company for an additional two months. This period is referred to as the "consulting period." Following the execution of this Agreement, Company shall no longer consider Employee to be a "16-b" officer of the Company, although the Employee is to be mindful of the continued applicability of certain provisions of Section 16(b) of the Securities Exchange Act of 1934 and applicable securities laws relating to insider trading.

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT - Page 1

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      3.    Position and Duties. During the "full time" employment period of this Agreement, Employee shall serve as Executive Vice President Strategy of the Company and shall report to the Company's Chief Executive Officer. The duties of the Employee during the full time employment period shall be to (i) evaluate the overall marketplace and advise the Company's Chief Executive Officer on appropriate strategic direction for the Company; (ii) evaluate the Company's key strategic relationships and advise as to recommended courses of action with respect to these relationships; (iii) advise as to recommended courses of action with respect to potential acquisition or business combination candidates; (iv) provide leadership in the area of regulation and standards; (v) assist the Company's Chief Medical Officer in establishing the Company's Medical Advisory Board; and (vi) perform such other tasks as may be reasonably assigned by the Company's Chief Executive Officer. During the retainer employment period, Employee shall perform such tasks as may be reasonably assigned by the Company's Chief Executive Officer for up to 4 days per calendar month and additional work as mutually agreed. During the "full time" and "retainer employment" periods, Employee shall not be assigned any duties that will necessitate a change in the location of his home (presently in the Dallas, Texas area). Employee shall devote substantially all his working time and efforts to the business and affairs of the Company during the full time period of this Agreement; thereafter, Employee shall devote an amount of working time and efforts as is commensurate with the duties being undertaken by Employee. Notwithstanding the foregoing, the Company acknowledges that Employee may provide consulting services to other persons and entities during the term of this Agreement provided that such consulting services (1) do not interfere with Employee's duties to the Company pursuant to this Section 3, and (ii) do not violate the provisions of Section 10 hereof. During the consulting period, Employee shall be available for telephone consultation and discrete projects as mutually agreed by the parties. Employee shall be deemed to be an employee until the expiration of the consulting period for purposes of the Employee's existing stock option agreements; for purposes of Section 10, Employee shall be deemed to be an employee through the duration of the full time period and the retainer period.

      4.    Compensation.

      Full-Time Period. During the full time period of employment, Company shall pay Employee a monthly salary of $27,083, payable semi-monthly.

      Retainer Period. During the retainer period of employment, the Company shall pay Employee a monthly payment equal to the sum of (i) $18,750 per month plus (ii) $2,500 per day of services rendered during the month to Company (with the understanding that each of the Company and Employee commits to a minimum of four days of service per month during the retainer period of employment resulting in a minimum retainer fee of $10,000 per month). The amounts payable to Employee during the retainer period of employment are payable in cash or the Company's common stock, in the Company's discretion. If paid in stock, in accordance with current Company policy, Employee shall have one (1) business day (or other mutually agreed period) after receipt of such stock to liquidate all or any portion of such stock as Employee

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determines in his sole discretion and if, at the time of the final retainer period payment to Employee, the cumulative sale prices realized by Employee are less than the price used to value the stock paid to Employee, then the Company shall pay Employee such difference in cash or the Company's common stock, in the Company's discretion. To the extent Employee chooses not to sell the stock during the one (1) business day (or other mutually agreed period), then Employee shall not be entitled to any "make whole" payment, even if Employee subsequently sells the stock at a price(s) that is lower than the price used to value the stock.

      Consulting Period. During the consulting period, the Company shall pay Employee at the rate of $2,500 per day of service (pro-rated as appropriate to account for partial days of service).

      Stock Options. As additional compensation, the Company shall grant to Employee an option to purchase 164,000 shares of the common stock of the Company, at an exercise price of $8.50 per share, with vesting to occur pro-rata and monthly over a twelve month period commencing June 15, 2004, and on the 15th day of each month thereafter.

      Nashville Home Loss Allowance Reimbursement. Company has paid to Employee a home loss reimbursement allowance as set forth in the Company's employment offer letter dated June 19, 2003. Employee shall be entitled to retain this allowance except that if (a) Employee resigns employment from the Company for any reason other than the Company does not pay the amounts it is required to pay to Employee hereunder or (b) the Company terminates Employee's employment for "Cause" (as defined under the Severance Agreement), then Employee shall within 20 days of the effective date of the employment termination pay to the Company in cash $25,000 of the home loss reimbursement allowance if the effective date of the employment separation is before July 31, 2004.

      5. Expenses and Services. During the term of Employee's employment under this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee by reason of his employment, provided that such expenses are incurred and accounted for in accordance with reasonable policies and procedures established by the Company and in effect when the expenses are incurred. The Company shall furnish Employee with office space, secretarial assistance, office supplies, office equipment, and such other facilities and services as are suitable to Employee's position and adequate for the performance of his duties.

      6. Confidential Information. Employee recognizes and acknowledges that Employee will have continue to have access to confidential information of the Company and its affiliated companies, including, without limitation, customer information, lists of suppliers and costs, information concerning the business and operations of the Company and its affiliated companies, and proprietary data, information, concepts and ideas (whether or not patentable or copyrightable) relating to the business of the Company and its affiliated companies, as applicable. Employee agrees not to disclose such confidential information, except as may be necessary in the performance of Employee's duties hereunder, to any person, nor use such confidential information in any way, unless Employee has received the written consent of the Company or unless such confidential information becomes public knowledge through no

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wrongful act of Employee. Upon expiration of the consulting period (or earlier if requested by Company), Employee shall promptly deliver to the Company all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the business of the Company and its affiliated companies, and all copies, that are in Employee's possession or under Employee's control. "Confidential information" shall not include information that constitutes general skills, knowledge, and experience acquired by Employee before and/or during his employment with the Company. All intellectual property that is created, conceived, developed, and the like by Employee during the term of the full time employment period, retainer employment period, and consulting period in connection with services rendered to the Company by Employee shall be owned by the Company. Employee will render to the Company such assistance as may be reasonably necessary to evidence and protect the ownership of its intellectual property. If such assistance is required after Employee's separation from employment with the Company, reasonable compensation will be paid to Employee for such assistance.

      7. Rights under Certain Plans. During the full time employment period, Employee will be entitled to participate in the insurance and employee benefit plans and programs maintained by the Company and its affiliated companies applicable to similarly situated employees on the same basis as such other employees of the Company or its affiliated companies, as applicable, subject only to the possible substitution by or on behalf of the Company or its affiliated companies of other plans or programs providing substantially similar or increased benefits for Employee. Employee will also be entitled to reasonable vacation time, with no reduction in compensation, in keeping with Employee's duties and responsibilities to the Company. Following the expiration or termination of the full time employment period, Employee shall be eligible to elect COBRA continuation benefits under the applicable benefit plans. Company shall pay Employee's COBRA premiums during the retainer period to the extent Employee elects to exercise his COBRA rights during such period. If required by applicable law, Company shall include the amount of the premiums paid on behalf of Employee in Employee's W-2 or 1099, as applicable.

      8. Early Termination. Employee may terminate Employee's employment under this Agreement only if the Company does not pay the amounts it is required to pay to Employee hereunder or issue the stock required hereunder or under any of the applicable stock option agreements, provided that Employee's termination shall not release the Company from its obligations to pay all such amounts and issue such stock. Company may terminate Employee's employment under this Agreement only with Cause, as defined in the Severance Agreement.

      9. Effects of Termination. If the Company terminates Employee's employment for any reason other than as permitted in Section 8 or if Employee terminates his employment because the Company does not pay the amounts it is required to pay to Employee hereunder, then Employee shall be entitled to receive the amounts and vesting rights that he would have been entitled to receive through the duration of the full time employment and retainer and consulting periods.

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      10.   Non-competition. Employee agrees and covenants that Employee will not, during the term of his employment under this Agreement and the 12 month period following the time Employee is no longer an employee for purposes of this Agreement (as previously stated in the last sentence of Section 3):

            (A) compete, directly or indirectly, with the Company's secure messaging business or care delivery services business (including the Company's e-prescription business) as they exist at the end of retainer employment period. The Company shall inform Employee in writing of changes in Company's business during the full time and retainer employment periods so that Employee may comply with this Section 10. If Employee has theretofore been conducting activities that were not in violation of this non-competition provision but became a violation of this non-competition provision because of changes in the Company's business, then Employee shall have thirty (30) days after receipt of such notice to terminate any activities that would be violation of this Section 10. For purposes of this Agreement, "Competition" shall include, without limitation, engaging in any business, whether as proprietor, partner, joint venture, employee, agent, officer, or holder of more than five percent (5%) of any class of equity ownership of a business enterprise, that is competitive with the Company's secure messaging business or care delivery services business (including the Company's e-prescription business).

            (B) solicit to do, or do, competing business with any then-current customer of the Company's secure messaging business or care delivery services business (including the Company's e-prescription business) or any person that has been a customer within the six months preceding the date of Employee's separation from employment with the Company.

            (C) solicit to hire, or hire, any then-current employee of the Company (including its affiliated companies), except by way of general advertising.

      Although the Company and Employee have, in good faith, used their best efforts to make the non-competition covenants reasonable in all pertinent respects, and it is not anticipated, nor is it intended, by either party to this Agreement that any arbitrator or court will find it necessary to reform any non-competition covenant to make it reasonable in all pertinent respects, the Company and Employee understand and agree that if an arbitrator or court determines it necessary to reform any non-competition covenant in order to make it reasonable in all pertinent respects, damages, if any, for a breach of the non-competition covenant, as so reformed, will be deemed to accrue to the Company as and from the date of such a breach only and so far as the damages for such breach related to an action which accrued within the scope of the non-competition covenant as so reformed.

      The provisions of this Section 10 shall be the only non-competition covenants applicable to Employee and all other such covenants, including, without limitation, any non-competition covenants of any stock option agreements between the Company and Employee, are no longer applicable.

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      11.   Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the party making the waiver.

      12. Limitation of Rights. Nothing in this Agreement, except as specifically stated in this Agreement, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives.

      13. Remedies. Employee hereby agrees that a violation of the provisions of Section 6 or 10 hereof would cause irreparable injury to the Company for which it would have no adequate remedy at law. Accordingly, in the event of any such violation, the Company shall be entitled to preliminary and other injunctive relief. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, or otherwise.

      14. Notice. Any consent, notice, demand, or other communication regarding any payment required or permitted hereby must be in writing to be effective and shall be deemed to have been received on the date delivered, if personally delivered, or the date received, if delivered otherwise, addressed to the applicable party at the address for such party set forth below or at such other address as such party may designate by like notice:

                             The Company:

                             Zix Corporation
                             2711 North Haskell Avenue
                             Suite 2850, LB 36
                             Dallas, Texas 75204-2911, Attn: General Counsel

                             Employee:

                             Daniel S. Nutkis
                             5252 Longvue Drive
                             Frisco, Texas 75034

      15. Entirety and Amendments. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. The $18,750 per month payments payable during the retainer employment period are in lieu of payments payable under the Severance Agreement. Accordingly, the Severance Agreement is hereby terminated. Employee acknowledges that other than the Company's obligation to make the payments as provided for herein, he shall not be entitled to any other compensation payments, or severance payments, or payments in lieu of notice in connection with his employment with, or separation from employment with, the Company.

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      16.   Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and any successors in interest to the Company, but otherwise, neither this Agreement nor any rights or obligations under this Agreement may be assigned by Employee.

      17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules) and applicable federal law.

      18. Cumulative Remedies. No remedy in this Agreement conferred upon any party is intended to be exclusive of any other benefit or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy under this Agreement shall preclude any other or further exercise thereof.

      19. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

      20. Descriptive Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement, nor affect the meaning hereof.

      21. Arbitration. The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies, or other matters in question ("Claims") arising out of this Agreement or the Employee's employment (or its termination), whether sounding in contract, tort, or otherwise and whether provided by statute or common law, that the Company or its affiliated companies may have against the Employee or that the Employee may have against the Company or any and its affiliated companies, or any benefit plans of the Company or any of its affiliated companies, or any fiduciaries, administrators, and affiliates of any of such benefit plans, or their respective officers, directors, employees, or agents in their capacity as such. This agreement to arbitrate shall not limit the Company's or the Employee's right to seek equitable relief, including, but not limited to, injunctive relief and specific performance in a court of competent jurisdiction. Claims covered by this agreement to arbitrate include, but are not limited to, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, or other factor), and retaliation. The only Claims otherwise within the definition of Claims that are not covered by this Section 21 are: (1) any administrative actions that the Employee is permitted to pursue under applicable law that are not precluded by virtue of the Employee having entered into this Section 21; (2) any Claim by the Employee for workers' compensation benefits or unemployment compensation benefits; or (3) any Claim by the Employee for benefits under a Company or affiliated company pension or benefit plan that provides its own non-judicial dispute resolution procedure.

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      Claims shall be submitted to arbitration and finally settled under the
Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") in effect at the time the written notice of the Claim is received. An arbitrator shall be selected in the manner provided for in the Employment Dispute Resolution Rules of the AAA, except that the parties agree that the arbitrator shall be an attorney licensed in the state where the arbitration is being conducted. If any party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement to arbitrate, including, but not limited to, any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The arbitration will be held in Dallas County, Texas. The arbitrator shall issue a written decision that identifies the factual findings and principles of law upon which any award is based. The award and findings of such arbitrator shall be conclusive and binding upon the parties. Any and all of the arbitrator's orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. The Company shall pay all costs and expenses of its advisors and expert witnesses, and Employee shall pay all costs and expenses of his advisors and expert witnesses. The costs and expenses of the arbitration proceedings will be paid by the non-prevailing party or as the arbitrator otherwise determines. Discovery will be permitted to the extent directed by the arbitrator. EMPLOYEE UNDERSTANDS THAT BY AGREEING TO SUBMIT CLAIMS TO ARBITRATION, HE GIVES UP THE RIGHT TO SEEK A TRIAL BY COURT OR JURY AND THE RIGHT TO APPEAL A COURT OR JURY DECISION AND FORGOES ANY AND ALL RELATED RIGHTS HE MAY OTHERWISE HAVE UNDER FEDERAL AND STATE LAWS.

      22. Authority. The Company represents and warrants to Employee that the execution, delivery and performance by the Company of this Agreement has been duly authorized by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                                   Signatures

      To evidence the binding effect of the covenants and agreements described above, the parties to this Agreement have executed this Agreement on the dates set forth below, to be effective as of the date first above written.

                                   THE COMPANY:

                                   ZIX CORPORATION

                                   /s/ John A. Ryan
                                   ---------------------------------
                                   John A. Ryan
                                   President and Chief Executive Officer

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                                   Date: 6-24-04

                                   EMPLOYEE:

                                   /s/ Daniel S. Nutkis
                                   ---------------------------------
                                   Daniel S. Nutkis

                                   Date: 6/14/04

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